Exhibit 3.1.2
ARTICLES OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
DRI CORPORATION
     The undersigned Corporation hereby executes these Articles of Amendment for the purpose of amending its Amended and Restated Articles of Incorporation.
     1. The name of the Corporation is DRI Corporation.
     2. The text of the amendment adopted is as follows:
     The first paragraph of Paragraph II (Preferred Stock) of Article IV of the Amended and Restated Articles of Incorporation is hereby amended and restated in its entirety as follows:
          (II) PREFERRED STOCK
     The Preferred Stock of the Corporation shall consist of (i) One Hundred Sixty-Six (166) shares of Series AAA Redeemable Nonvoting Preferred Stock, par value $.10 per share (“Series AAA Preferred Stock”), the powers, preferences, rights, qualifications, limitations and restrictions (the “Terms”) of which are set forth below, (ii) Thirty Thousand (30,000) shares of Series D Junior Participating Preferred Stock, par value $.10 per share (“Series D Preferred Stock”), the Terms of which are set forth below, (iii) Eighty (80) shares of Series E Redeemable Nonvoting Convertible Preferred Stock, par value $.10 per share (“Series E Preferred Stock”), the Terms of which are set forth in the Certificate of Designation filed with the Secretary of State of North Carolina on July 2, 2003, (iv) Seven Hundred Twenty Five (725) shares of Series G Convertible Preferred Stock, par value $.10 per share (“Series G Preferred Stock”), the Terms of which are set forth in the Certificate of Designation filed with the Secretary of State of North Carolina on June 28, 2005, (v) One Hundred Twenty Five (125) shares of Series H Convertible Preferred Stock, par value $.10 per share (“Series H Preferred Stock”), the Terms of which are set forth in the Certificate of Designation filed with the Secretary of State of North Carolina on March 1, 2006,(vi) Five Hundred (500) shares of Series K Senior Convertible Preferred Stock, par value $.10 per share (the “Series K Preferred Stock”), the Terms of which are set forth in the

Certificate of Designation filed with the Secretary of State of North Carolina on January 6, 2010, and (vii) Four Million Nine Hundred Sixty-Eight Thousand Four Hundred Four (4,968,404) shares of Preferred Stock, par value $.10 per share, for which the Board of Directors of the Corporation shall have the power to fix by resolution or resolutions the Terms, including dividing the Preferred Stock into one or more classes or series having the same or different Terms.
     3. These Articles of Amendment do not effect an exchange, reclassification or cancellation of issued shares of the Corporation.
     4. The date of the adoption of these Articles of Amendment by the Board of Directors was February 2, 2010.
     Dated this 2nd day of February, 2010.

DRI CORPORATION
/s/ David L. Turney
David L. Turney, President